EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

AMBIENT CORPORATION

and

ERICSSON INC.,

dated as of July 28, 2014

27
ARTICLE VII BANKRUPTCY COURT MATTERS	27
7.1 Pleadings and Motions	27
7.2 DIP Facility	28
7.3 The Bidding Procedures Order	28
7.4 The Sale Order	29
7.5 Cooperation	29
7.6 Non-Solicitation Period	29
7.7 Bankruptcy Court Objections
29
ARTICLE VIII COVENANTS	29
8.1 Access to Information	29
8.2 Conduct of the Business Pending the Closing	30
8.3 Consents	32
8.4 Reasonable Efforts; Further Assurances	32
8.5 Certain Filings	33
8.6 Non-Competition; Non-Solicitation; Confidentiality	34
8.7 Preservation of Records	35
8.8 Publicity	35
8.9 Use of Name	35
8.10 Certain Payments Received from Third Parties	35
8.11 Non-Assignable Assets	35
8.12 Insurance	36

ARTICLE IX EMPLOYEES AND EMPLOYEE BENEFITS	36
9.1 Employment	36

ARTICLE X CONDITIONS TO CLOSING	37
10.1 Conditions Precedent to Obligations of the Buyer	37
10.2 Conditions Precedent to Obligations of the Seller	38
10.3 Conditions Precedent to Obligations of the Buyer and the Seller	38
10.4 Frustration of Closing Conditions	39

ARTICLE XI SURVIVAL	39
11.1 Survival of Representations and Warranties	39

ARTICLE XII TAXES	39
12.1 Transfer Taxes	39
12.2 Apportionment of Taxes	39
12.3 Purchase Price Allocation	40

ARTICLE XIII MISCELLANEOUS	40
13.1 Expenses	40
13.2 Remedies	40
13.3 Submission to Jurisdiction; Consent to Service of Process	41
13.4 Waiver of Right to Trial by Jury	41
13.5 Entire Agreement; Amendments and Waivers	41
13.6 Governing Law	41
13.7 Notices	41
13.8 Severability	42
13.9 Binding Effect; Assignment	42
13.10 Non-Recourse	43
13.11 Counterparts	43

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of the 28th day of July, 2014 (“Agreement”), is entered into by and between Ericsson Inc., a Delaware corporation (the “Buyer”), and Ambient Corporation, a Delaware corporation (“Seller”).

W I T N E S  S E T H:

WHEREAS, the Seller is engaged in the business of providing a communications and application platform that incorporates various communication technologies and enables utilities and other grid managers to implement a grid modernization program, deploying different applications, whether developed by the Seller or a third party (the “Business”);

WHEREAS, concurrently with the execution hereof, Seller shall have commenced a chapter 11 case in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (such case, the “Chapter 11 Case”), and shall be a debtor-in-possession under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”);

WHEREAS, the Seller desires to sell, transfer and assign to the Buyer, and the Buyer desires to acquire and assume from the Seller, pursuant to Sections 363 and 365 of the Bankruptcy Code, all of the Purchased Assets and the Assumed Liabilities, all as more specifically provided herein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions.  In addition to terms defined elsewhere herein, as used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following capitalized terms have the following respective meanings ascribed to them:

“Account Debtor” means any Person who is obligated under any Account Receivable.

“Accounts Receivable” means rights to payment of monetary obligations, whether or not earned by performance, (i) for property that has been sold, leased, licensed, or assigned, or otherwise disposed of by the Seller, or (ii) for services rendered or to be rendered by the Seller, for which payment has not yet been made by the Account Debtors.

“ACEL” means Ambient Corporation Europe Limited, a company formed under the laws of the United Kingdom.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning assigned to that term in the Preamble.

“Alternative Transaction” means a bid for the sale, transfer or other disposition, directly or indirectly, including through an asset sale, stock sale, merger, amalgamation, plan of arrangement, plan of reorganization, liquidation, or other similar transaction of a substantial part of the Business or a material portion of the Purchased Assets, in each case, in a transaction or series of transactions with any Person or Persons other than the Buyer.

“Assumed Liabilities” has the meaning assigned to that term in Section 2.3.

“Auction” shall mean the auction for the Seller’s assets conducted in accordance with the Bidding Procedures Order.

“Backup Bidder” has the meaning assigned to that term in the Bidding Procedures Order.

“Bankruptcy Code” has the meaning assigned to that term in the Recitals.

“Bankruptcy Court” has the meaning assigned to that term in the Recitals.

“Bid Procedures” means the procedures set forth on Exhibit A hereto, as amended in a manner reasonably acceptable to the Buyer.

“Bid Protections” has the meaning assigned to such term in Section 4.6(b).

“Bidding Procedures Order” means an order, in form and substance reasonably acceptable to the Buyer, to be entered by the Bankruptcy Court approving the Bid Procedures.

“Breakup Fee” means an amount equal to Two Hundred Twenty Five Thousand Dollars ($225,000).

“Business” has the meaning assigned to that term in the Recitals.

“Business Day” means any day of the year other than a Saturday or Sunday on which national banking institutions in New York and Sweden are open to the public for conducting business and are not required or authorized to close.

“Business Employees” has the meaning assigned to that term in Section 9.1.

“Business Products” has the meaning assigned to that term in Section 5.9(c).

“Buyer” has the meaning assigned to that term in the Preamble.

“Buyer Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit B to be executed and delivered by the Seller and the Buyer at the Closing.

“Buyer Documents” has the meaning assigned to that term in Section 6.2.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means that, following a joint voluntary filing by the Buyer’s parent company and the Seller under Exon-Florio, CFIUS has completed a review or investigation of the transactions contemplated by this Agreement and either (i) the Buyer’s parent company and the Seller shall have received written notice that a determination by CFIUS has been made that there are no issues of national security sufficient to warrant further review or investigation pursuant to Exon-Florio, or (ii) the President of the United States shall not have acted pursuant to Exon-Florio to suspend or prohibit the consummation of the transactions contemplated by this Agreement, and the applicable period of time for the President to take such action shall have expired.

“Chapter 11 Case” has the meaning assigned to that term in the Recitals.

“Claim” means a claim as defined in Section 101(5) of the Bankruptcy Code.

“Closing” has the meaning assigned to that term in Section 4.1.

“Closing Date” has the meaning assigned to that term in Section 4.1.

“COBRA” has the meaning assigned to that term in Section 5.10(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Software” has the meaning assigned to that term under Section 5.9(j).

“Confidential Information” has the meaning assigned to that term in Section 8.6(c).

“Confidentiality Agreement” means that certain non-disclosure agreement by and between the Seller and Telefonaktiebolaget LM Ericsson (publ), dated June 6, 2014.

“Contaminants” has the meaning assigned to that term under Section 5.9(m).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral, unless otherwise defined or delineated.

“Copyrights” has the meaning assigned to that term under the definition of “Intellectual Property.”

“Cure Amounts” has the meaning assigned to that term under Section 2.5.

“DIP Budget” means a thirteen (13) week cash flow budget, in form and substance reasonably acceptable to the Buyer, and approved by the Bankruptcy Court in connection with the DIP Motion.

“DIP Facility” means a debtor-in-possession financing facility in substantially the form attached hereto as Exhibit C, pursuant to which the Buyer shall provide financing to the Seller during the Chapter 11 Case on the terms set forth therein.

“DIP Motion” means the motion to be filed by the Seller concurrently with the commencement of the Chapter 11 Case to approve the DIP Facility.

“DIP Financing Order” means an order in form and substance reasonably acceptable to the Buyer approving the DIP Facility.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

“Duke Energy” has the meaning assigned to that term under the definition of Duke Energy Agreement.

“Duke Energy Agreement” means that certain Product Sales, Services & Software Agreement, dated as of September 4, 2009, by and between the Seller and Duke Energy Business Services LLC on its own behalf and as agent for and on behalf of certain Affiliates (collectively, “Duke Energy”), as amended by Amendment No. 1, dated as of January 19,  2010, Amendment No. 2, undated, Amendment No. 3, dated as of July 19, 2010, Amendment No. 4, dated as of November 2, 2011, and Amendment No. 5, dated as of March 8, 2012, including the Duke Energy Source Code Escrow Agreement.

“Duke Energy Source Code Escrow Agreement” means that certain Three-Party Master Beneficiary Escrow Service Agreement, dated January 5, 2010, by and between Duke Energy, Iron Mountain Intellectual Property Management, Inc. and the Seller.

“Employee” means an individual, as of the date hereof, who is employed by Seller or ACEL in connection with the Business, together with individuals who are hired by Seller in respect of the Business after the date hereof.

“Equipment” means the furniture, fixtures and equipment of the Seller, including without limitation the furniture, fixtures and equipment set forth on Schedule 2.1(f).

“ERISA” has the meaning assigned to that term under Section 5.10(a).

“ERISA Affiliate” has the meaning assigned to that term in the definition of “ERISA Affiliate Liability.”

“ERISA Affiliate Liability” means any Liability or expense of the Seller which arises under or relates to any employee benefit plan or arrangement of the Seller or its Affiliates that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code, COBRA or any other statute or regulation that imposes liability on a so-called “controlled group” basis with or without reference to any provision of Section 414 of the Code or Section 4001 of ERISA, including by reason of the Seller’s affiliation with any of any trade or business, whether or not incorporated, that together with the Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) or the Buyer or any of its Affiliates being deemed a successor to any ERISA Affiliate of the Seller.

“Excluded Assets” has the meaning assigned to that term under Section 2.2.

“Excluded Employee Liabilities” means any Liability with respect to (i) any Plan of the Seller or ACEL (including any obligation to contribute to, make payments with respect to or provide benefits thereunder), (ii) severance or separation pay or retention plans, programs or arrangements of the Seller or ACEL, (iii) with respect to any Claim with respect to any Employee relating to his/her employment or termination of employment with the Seller or ACEL, or with respect to an applicant with respect to potential employment with the Seller in the Business; (iv) any obligation to provide continuation coverage pursuant to COBRA under any Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code) to any individual that is not a Transferred Employee; and (v) relating to any Employees or any former employees of the Seller or ACEL (with respect only to such employee’s employment with the Seller or ACEL), including payments or entitlements that the Seller or any of its Affiliates may owe or have promised to pay to any current or former employee (whether or not becoming a Transferred Employee prior to or in connection with the Closing, (including any Employee who does not accept an offer of employment with the Buyer), including wages, other remuneration, vacation, paid time off, holiday, bonus, severance pay (statutory or otherwise), commission, post-employment medical or life obligations, pension contributions or benefits, Taxes, ERISA Affiliate Liability, any Liability or expense relating to any employment agreement or contract,  the employment practices of the Seller or any of its Affiliates prior to the Closing Date and any other Liability related to current or former employees of the Seller, including any WARN Act Liabilities relating to actions of the Seller arising on or prior to the Closing Date, any workers compensation, labor, social welfare or similar Law, if any, including any such Liabilities arising out of or resulting from the Closing and/or the consummation of the transactions contemplated by this Agreement.

“Excluded Liabilities” has the meaning assigned to that term in Section 2.4.

“Exon-Florio” means section 721 of the Defense Production Act of 1950.

“Expense Reimbursement” means the actual and documented out-of-pocket fees and expenses, including fees and expenses of legal advisors, financial advisors and accountants, incurred by the Buyer in connection with this Agreement, the DIP Facility, any term sheets and commitment letters related thereto, the Chapter 11 Case, the Bid Procedures and the transactions contemplated hereby and thereby in an amount not to exceed Three Hundred Fifty Thousand Dollars ($350,000).

“Extended Outside Date” has the meaning assigned to that term in Section 4.5(k).

“Filing Date” shall mean the date the Chapter 11 Case shall have been commenced, which in no event shall be later than the date that is three (3) days following the execution and delivery of this Agreement by the parties hereto.

“Financial Statement” has the meaning assigned to that term under Section 5.4.

“Financial Statement Date” has the meaning assigned to that term under Section 5.4.

“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) (including the Bankruptcy Court).

“Inbound License Agreements” has the meaning assigned to that term under Section 5.9(f).

“Intellectual Property” means all intellectual and industrial property rights, title and interests, worldwide whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, and all improvements thereto, including continuations, divisionals, continuations-in-part, reissues, revisions, extensions and reexaminations of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress, logos, Internet domain names and websites, identifying symbols, logos, emblems, signs or insignia, assumed  names and corporate names and general intangibles of a like nature, together with all translations, adaptions, derivations and combinations thereof and including the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copywritable works, all copyrights (including copyrights in computer software programs) and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) trade secrets, discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, industrial designs, technical data, procedures, designs, drawings, specifications, databases (including source code, object code and algorithms), and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”), (v) Software and (vi) all rights of action and remedies for past, present and future infringement violation of any of the foregoing Intellectual Property.

“Intellectual Property Assignment Agreement” means that certain Intellectual Property Assignment Agreement between the Seller and the Buyer in the form attached hereto as Exhibit D.

“Intellectual Property Licenses” has the meaning assigned to that term under Section 5.9(f).

“Inventory” means: (A) Products that have been leased by the Seller as lessor; (B) Products that are held by the Seller for sale or lease or to be furnished under a contract of service; (C) Products that have been furnished by the Seller under a contract of service; or (D) goods that consist of raw materials, work in process, or materials used or consumed in Seller’s Business, including but not limited to the inventory described in Schedule 1.1.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all Software, computers, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines, scanners, printers and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed, leased or otherwise used by the Seller.

“Key Employees” has the meaning assigned to that term in Section 9.1(a).

“Key Employee Agreements” has the meaning assigned to that term in Section 9.1(a).

“Knowledge of Seller” or other words of similar meaning shall mean and include all facts and other matters that any of (i) John J. Joyce, (ii) Abraham Kimelman, (iii) Michael Quarella, (iv) Revathi Pillai, (v) John Burruss and (vi) Gary Videlock actually know, after reasonable inquiry, and shall not refer to the knowledge of any other person or entity.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement (including the Bankruptcy Code).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Licensed Intellectual Property” has the meaning assigned to that term in Section 5.9(a).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Marks” has the meaning assigned to that term under the definition of “Intellectual Property.”

“Material Adverse Event” means an event or occurrence that results or could reasonably be expected to result, in a material adverse effect on (A) the Business, assets or properties of the Seller, taken as a whole, (B) the value of the Purchased Assets, taken as a whole, or (C) the ability of the Seller to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or under the Seller Documents; excluding any such effect to the extent resulting from or arising in connection with (x) the filing of the Chapter 11 Case; or (y) the announcement of the execution of this Agreement or pendency of the transactions contemplated hereby.

“Non-Assignable Assets” has the meaning assigned to that term in Section 8.11.

“Non-Solicitation Period” has the meaning assigned to that term in Section 7.6.

“Off-the-Shelf Software” means off-the-shelf personal computer Software, as such term is commonly understood, that is commercially available under non-discriminatory terms and has been acquired on a retail basis for less than $2,500 per product.

“Open Source Code” has the meaning assigned to that term under Section 5.9(k).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Seller’s Business consistent with past practice to the extent consistent with the limitations of the Chapter 11 Case.

“Outbound License Agreements” has the meaning assigned to that term under Section 5.9(f).

“Outside Date” has the meaning assigned to that term in Section 4.5(k).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Seller.

“Owned Software” means all Software owned or purported to be owned by the Seller, including the Software set forth on Schedule 5.9(j).

“Patents” has the meaning assigned to that term under the definition of “Intellectual Property.”

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates.

“Permitted Liens” means the encumbrances on the Seller’s source code pursuant to the Duke Energy Source Code Escrow Agreement, as in effect on the date hereof.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Data” means a Person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information used by the Seller that allows the identification of, or contact with, any Person.

“Plan” has the meaning assigned to that term under Section 5.10(a).

“Post-Termination Covenants” means all rights and remedies of the Seller with respect to all confidentiality and non-solicitation covenants, agreements and undertakings of present and former employees and consultants of the Seller which by their terms survived or will survive the termination of agreements between the Seller and such present and former employees or consultants or the termination of the respective employment or consulting relationships with respect thereto.

“Privacy Policy” has the meaning assigned to that term under Section 5.9(i).

“Products” or “Product” means, collectively or individually, the Ambient Smart Grid® communications platform (which includes hardware, software and firmware) and any and all communication nodes provided by the Seller, including, but not limited to, the Products specified on Schedule 2.1(e).

“Purchase Price” has the meaning assigned to that term in Section 3.1.

“Purchased Assets” has the meaning assigned to that term in Section 2.1.

“Purchased Contracts” means, except as set forth in Section 2.2(a) or Section 2.2(j), including the Intellectual Property Licenses, all rights to and under Contracts to which the Seller is a party or by which any of the Purchased Assets are bound, which are identified on Schedule 2.1(a) hereof; provided, however, the Buyer may (a) remove Contracts from Schedule 2.1(a) or (b) add Contracts to Schedule 2.1(a), in each case, on or prior to the Closing.

“Purchased Intellectual Property” means any and all Intellectual Property of the Seller, including (a) the Software identified in Schedule 2.1(c)(i), (b) the Copyrights identified on Schedule 2.1(c)(ii), (c) the Marks identified in Schedule 2.1(c)(iii), and (d) the Patents identified on Schedule 2.1(c)(iv).

“Restructuring Transaction” means, after the date hereof, (a) a recapitalization transaction involving, in whole or in part, the Seller and its existing security holders or creditors, (b) any merger, consolidation, share exchange, business combination or other similar transaction with the Seller, (c) any tender offer or exchange offer for forty percent (40%) or more of the outstanding shares of the Seller’s common stock or any class of the Seller’s debt securities or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith, or (d) the acquisition of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) which beneficially owns or has the right to acquire beneficial ownership of more than fifty percent (50%) of the then outstanding shares of any class of a Seller’s common stock or any class of a Seller’s debt securities or (e) a transaction or series of transactions, including by way of a plan of reorganization, in connection with a liquidation or reorganization or other continuation of the Seller’s Business relating to some or all of the Purchased Assets.

“Sale Motion” means a motion in form and substance reasonably acceptable to the Buyer to be filed by the Seller concurrently with the commencement of the Chapter 11 Case seeking approval of the Bid Procedures and the sale of the Business as contemplated hereunder.

“Sale Order” means the order of the Bankruptcy Court substantially in the form attached hereto as Exhibit E or otherwise in form and substance acceptable to the Buyer.

“Seller” has the meaning assigned to that term in the Preamble.

“Seller Documents” has the meaning assigned to that term in Section 5.2.

“Software” means, as they exist anywhere in the world, computer software, firmware, microcode, operating system, embedded application, or other programs, including all Source Code, object code, specifications, databases, designs and documentations related to such programs.

“Source Code” means any computer instruction (whether written in a programming language, markup or script) displayed in a human readable form, and including all related annotations and software data exchange specifications, comments, documentation, instructions and procedural information.

“Straddle Period” has meaning assigned to that term in Section 12.2.

“Successful Bidder” has the meaning assigned to that term in the Bid Procedures.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax.

“Trade Secrets” has the meaning assigned to that term under the definition of “Intellectual Property.”

“Transferred Employees” has the meaning assigned to that term in Section 9.1(a).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Willful Breach” has the meaning assigned to that term in Section 4.6(b).

1.2  Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall purchase, acquire and accept from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Buyer, all of the Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens, Claims, and interests pursuant to Section 363 of the Bankruptcy Code, (other than Permitted Liens).

“Purchased Assets” means the following assets:

(a) All Purchased Contracts;

(b) All Accounts Receivable;

(c) All Purchased Intellectual Property; together with (i) all income, royalties, damages and payments related thereto due or payable (except for payment obligations accrued for periods prior to the Closing Date), (ii) the right, if any, to register, prosecute, maintain and defend the Purchased Intellectual Property before any public or private agency or registrar, and (iii) the right to sue and recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations thereof, the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations, and the right to fully and entirely stand in the place of the Seller in all matters related thereto;

(d) All Intellectual Property Licenses;

(e) All Inventory and all Products;

(f) All Equipment, including warehouse, production and office Equipment;

(g) All prepaid expenses and deposits (other than those amounts set forth in Sections 2.2(b) and 2.2(c));

(h) All rights of the Seller under the Purchased Contracts;

(i) All IT Systems owned or licensed by the Seller;

(j) All Documents that are used in, held for use in or intended to be used in, or that arise out of, the Business or the Purchased Assets, including Documents relating to Products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence and copies of all Tax Returns filed by or on behalf of the Seller together with all work papers related thereto, but excluding personnel files for Employees of the Seller who are not Transferred Employees and records relating to the Chapter 11 Case or the transactions contemplated by this Agreement;

(k) All Permits used by the Seller in connection with the Purchased Assets to the extent assignable;

(l) All rights of the Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of the Seller or with third parties to the extent relating to the Purchased Assets (or any portion thereof);

(m) All rights of the Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to Products sold, or services provided, to the Seller or to the extent affecting any Purchased Assets to the extent assignable;

(n) All rights, claims or causes of action against third parties to the extent they relate to the Purchased Assets, Purchased Contracts or Assumed Liabilities, including all insurance proceeds and rights thereto with respect to losses after the date hereof and on or prior to the Closing Date and relating to the Purchased Assets or Assumed Liabilities;

(o) All Post-Termination Covenants;

(p) All defenses of the Seller, to the extent relating to the Assumed Liabilities;

(q) Any and all goodwill associated with the Purchased Assets;

(r) Any claims or causes of action which a trustee, debtor-in-possession, the estate or other appropriate party in interest may assert under Sections 502(d), 510, 522(f), 522(h), 542, 543, 544, 545, 547, 548, 549, 550, 551, 553 and 724(a) of the Bankruptcy Code, including the Seller’s right of setoff, recoupment, contribution, reimbursement, subrogation or indemnity (as those terms are defined by the non-bankruptcy law of any relevant jurisdiction) and any other indirect claim of any kind whatsoever, whenever and wherever arising or asserted; and

(s) All other assets of the Seller not comprising Excluded Assets.

2.2  Excluded Assets.  Nothing herein contained shall be deemed to transfer, assign or convey to the Buyer, and the Seller shall retain all right, title and interest to, in and under the following assets, properties, interests and rights of the Seller (collectively, the “Excluded Assets”):

(a) All insurance policies (including directors’ and officers’ insurance policies), except pursuant to Section 2.1(n), and all rights of the Seller to insurance claims, related refunds and proceeds thereunder except to the extent included in Purchased Assets;

(b) All security deposits and prepaid expenses relating solely to Contracts that are not Purchased Contracts;

(c) All professional fee retainers;

(d) All cash on hand and on deposit at financial institutions including amounts advanced under the DIP Facility;

(e) The rights which accrued or will accrue to the Seller under this Agreement or any agreement contemplated hereby;

(f) Any Tax asset of the Seller relating to all periods ending on or prior to the Closing Date;

(g) All personnel records and other records that the Seller is required by law to retain in its possession or is not permitted under law to provide to the Buyer;

(h) All actions, claims, causes of action, rights of recovery, causes of action and rights of setoff of any kind arising before, on or after the Closing Date relating solely to any Excluded Asset or any Excluded Liabilities, which shall include the items described in  Schedule 5.11;

(i) All shares of capital stock or other equity interests in any Person, including all equity interests of the Seller in ACEL;

(j) The Contracts set forth on Schedule 2.2(j) (provided, however, the Buyer may (a) remove Contracts from Schedule 2.1(a) or (b) add Contracts to Schedule 2.1(a), in each case, on or prior to the Closing), and all rights (other than Post-Termination Covenants) and obligations thereunder;

(k) Any assets related to a Plan (unless required to be transferred by Law).

2.3  Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume, effective as of the Closing, only the following Liabilities of the Seller (collectively, the “Assumed Liabilities”):

(a) All Liabilities of the Seller under the Purchased Contracts that arise out of or relate to the period on and after the Closing Date;

(b) The warranties and guarantees which are contractual obligations relating to the Products included in the Purchased Assets; and

(c) All liabilities and obligations that would otherwise be payable by the Seller under or with respect to the Purchased Assets (including their ownership and sale) that arise out of or relate to the period on and after the Closing Date, other than Excluded Liabilities.

2.4  Excluded Liabilities.  Other than for the Assumed Liabilities, the Buyer does not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any Liability of the Seller, whether primary or secondary, direct or indirect, known or unknown, contingent or absolute, determined or indeterminable, including (i) any Excluded Employee Liability, (ii) any Liability relating to any Excluded Asset, (iii) the contingent Liabilities described on Schedule 5.9(d) and Schedule 5.11, (iv) any liabilities of ACEL and (v) any Liability based on or relating to events, facts or conditions occurring or existing prior to the Closing Date, whether relating to the Business or the ownership, possession or use of the Purchased Assets by the Seller or otherwise, including related to the items described in  Schedule 5.11.  The Seller shall retain all Liabilities (including without limitation Liabilities arising out of tort) other than the Assumed Liabilities (all such liabilities and obligations retained by the Seller being referred to herein as the “Excluded Liabilities”).

2.5  Cure Amounts.

(a) At Closing and pursuant to Section 365 of the Bankruptcy Code, the Seller shall assume and assign to the Buyer the Purchased Contracts.  The cure amounts, as determined by the Bankruptcy Court or otherwise established in accordance with the procedures set forth in the Sale Motion, if any (the “Cure Amounts”), necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Purchased Contracts, shall be borne by the Seller;  provided that the Seller shall have access to the DIP Facility to the extent provided for therein for purposes of paying such Cure Amounts, unless the Buyer otherwise agrees to pay such Cure Amounts.

(b) The Buyer and the Seller agree that they shall each use reasonable commercial efforts, until the bankruptcy case is concluded, to establish the adequate assurance of future performance by the Buyer, including by taking the following actions: furnishing affidavits or other documents or information for filing with the Bankruptcy Court or testimony, as reasonably requested by the Seller.

2.6  Further Conveyances and Assumptions.

(a) From time to time following the Closing, the Seller shall make available to the Buyer such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for the Buyer to transition such employees into the Buyer’s records.

(b) From time to time following the Closing, at the sole expense of the Buyer, the Seller and the Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Buyer and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Buyer under this Agreement and the Seller Documents and to assure fully to the Seller and its successors and assigns, the assumption of the liabilities and obligations intended to be assumed by the Buyer under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

2.7 Bulk Sales Law.  Except as provided in Section 12.1, the Buyer hereby waives compliance by the Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer.  Pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any security interests in the Purchased Assets, including any Liens, Claims, or claims arising out of the bulk transfer laws, and the parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order.

ARTICLE III
CONSIDERATION

3.1 Consideration.  The aggregate consideration for the Purchased Assets (the “Purchase Price”) will be comprised of:

(a) Assumption of the Assumed Liabilities; and

(b) An amount in cash equal to Seven Million Five Hundred Thousand Dollars ($7,500,000), inclusive of amounts advanced under the DIP Facility.

ARTICLE IV
CLOSING AND TERMINATION

4.1 Closing Date.  Subject to the satisfaction of the conditions set forth in Sections 10.1, 10.2, and 10.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP located at 1285 Avenue of the Americas, New York, NY  10019 (or at such other place as the parties may designate in writing) at 10:00 a.m. (prevailing Eastern time) on a date to be specified by the parties, which date shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article X (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided, that in no event shall the Closing occur prior to September 30, 2014 without the consent of the Buyer, or at such other time or date, or both, as may be agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”  Unless otherwise agreed by the parties in writing, the Closing shall be deemed effective and all right, title and interest of the Seller to be acquired by the Buyer hereunder shall be considered to have passed to the Buyer as of 11:59 p.m. (prevailing Eastern Time) on the Closing Date.

4.2 Deliveries by the Seller.  At the Closing, the Seller shall deliver to the Buyer:

(a) The Buyer Bill of Sale and Assignment and Assumption Agreement, duly executed by the Seller;

(b) Duly executed assignments of the registrations and applications for registration included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. Patent and Trademark Office and applicable foreign counterpart offices, and general assignments of all other Purchased Intellectual Property, including the Intellectual Property Assignment Agreement.

(c) Copies of all consents, waivers and approvals referred to in Section 10.1(d);

(d) The duly executed affidavit of non-foreign status for the Seller that complies with Section 1445 of the Code;

(e) The officer’s certificates required to be delivered pursuant to Sections 10.1(a), 10.1(b), 10.1(c), 10.1(h) and 10.1(i); and

(f) Such other good and sufficient instruments of transfer as the Buyer may reasonably request.

4.3 Payment of Purchase Price. At the Closing, the Buyer shall pay, in cash by wire transfer of immediately available funds to account(s) designated by the Seller the amount specified in Section 3.1(b).

4.4 Deliveries by the Buyer.  At the Closing, the Buyer shall deliver to the Seller the following:

(a) The Buyer Bill of Sale and Assignment and Assumption Agreement, duly executed by the Buyer;

(b) The officer’s certificates required to be delivered pursuant to Sections 10.2(a) and 10.2(b); and

(c) Such other documents, instruments and certificates as the Seller may reasonably request.

4.5 Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of the Seller and the Buyer;

(b) by the Buyer, if (i) there has been a violation or breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement, (ii) any representation or warranty of the Seller has become untrue, or (iii) any event has occurred which, in the case of each of subsections (i)-(iii), (A) has rendered the satisfaction of any condition set forth in Sections 10.1 or Section 10.3 impossible or is not curable or able to be performed or, if curable or able to be performed, has not been cured or performed prior to the earlier of (y) ten (10) days following receipt by the Seller of written notice of such breach from the Buyer and (z) the Outside Date or Extended Outside Date, as applicable, and (B) has not been waived by the Buyer; provided, however, that the Buyer shall not have the right to terminate this Agreement under this Section 4.5(b) if the Buyer is then in material breach or violation of any of its representations, warranties, covenants or agreements under this Agreement;

(c) by the Seller, if (i) there has been a violation or breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement, (ii) any representation or warranty of the Buyer has become untrue, or (iii) any event has occurred which, in the case of each of subsections (i)-(iii), (A) has rendered the satisfaction of any condition set forth in Section 10.2 or Section 10.3 impossible or is not curable or able to performed or, if curable or able to performed, has not been cured or performed prior to the earlier of (y) ten (10) days following receipt by the Buyer of written notice of such breach from the Seller and (z) the Outside Date or Extended Outside Date, as applicable, and (B) has not been waived by the Seller; provided, however, that the Seller shall not have the right to terminate this Agreement under this Section 4.5(c) if the Seller is then in material breach or violation of any of its representations, warranties, covenants or agreements under this Agreement;

(d) by the Seller or the Buyer if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence) that the parties reasonably agree is advisable to pursue;

(e) by the Buyer, (i) if the DIP Financing Order, approving the DIP Facility on an interim basis, has not been entered by the Bankruptcy Court within ten days of the Filing Date; (ii) if the Bidding Procedures Order has not been entered by the Bankruptcy Court within fourteen days of the Filing Date or (iii) if the Sale Order has not been entered by the Bankruptcy Court within 75 days of the Filing Date; provided, however, that the right to terminate this Agreement under this Section 4.5(e) shall not be available to the Buyer if the Buyer is then in material breach or violation of any of its representations, warranties, covenants or agreements under this Agreement;

(f) by the Seller or the Buyer, if the Bankruptcy Court approves a Restructuring Transaction or an Alternative Transaction where the counterparty is a Person (or group of Persons) other than the Buyer or an Affiliate of the Buyer;

(g) by the Buyer, if (i) the Bankruptcy Court enters an order appointing a trustee, examiner with expanded powers or responsible officer in the Chapter 11 Case, (ii) the Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code prior to Closing or (iii) the Chapter 11 Case is dismissed prior to Closing;

(h) by the Buyer, if the Sale Order is modified in any material respect without the consent of the Buyer;

(i) by the Buyer, if any secured creditor of the Seller obtains relief from the stay to foreclose on or enforce its rights against any of the Purchased Assets;

(j) by the Buyer (i) immediately after the Auction if at the Auction the Buyer is not picked as the Successful Bidder or the Backup Bidder, or (ii) if at the Auction the Buyer is picked as the Backup Bidder, on the earlier of the time of the closing of the sale of assets to the Successful Bidder (other than the Buyer) or sixty (60) days after the date of the Auction;

(k) by the Seller or the Buyer if the Closing shall not have been consummated on or before October 24, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 4.5(k) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; provided further if all other conditions precedent to Closing have been satisfied by the Outside Date except the condition set forth in Section10.1(g), the Buyer, in its sole and absolute discretion, may elect to extend the Outside Date on one or more occasions, not to extend beyond November 30, 2014 (such date of extension, the “Extended Outside Date”); provided, that the Buyer will continue to fund the Seller through the Extended Outside Date on the same terms and conditions of the DIP Facility in an amount over each 2 week period from and after the Outside Date consistent with the amounts drawn in the two weeks preceding the Outside Date.

4.6 Effect of Termination.

(a) If this Agreement is validly terminated as provided herein, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement except as expressly set forth below in this Section 4.6; provided, that this Section 4.6, the provisions of Article XIII and Section 8.8 hereof shall survive any such termination and shall be enforceable hereunder.

(b) If this Agreement is terminated (i) by the Buyer or the Seller pursuant to Section 4.5(f); (ii) by the Buyer pursuant to Section 4.5(j) or (iii) by the Buyer pursuant to Section 4.5(b), Section 4.5(e), Section 4.5(g), Section 4.5(h) or Section 4.5(k), in each case under this clause (iii), only as a result of fraud by the Seller, a knowing misrepresentation by the Seller or a willful and intentional breach by the Seller (in each case, a “Willful Breach”), the Buyer shall be entitled to payment from the Seller of (x) the Breakup Fee plus (y) the Expense Reimbursement (collectively, the “Bid Protections”), within three (3) Business Days following such termination (or, upon the consummation of a transaction referred to in Section 4.5(f) or Section 4.5(j)).  The parties acknowledge and agree that if this Agreement is terminated by the Buyer as contemplated by the preceding sentence, the actual damages incurred by the Buyer will be difficult, if not impossible, to ascertain and accordingly, the parties have provided for the liquidated damages provided above.  This provision shall not be construed as a penalty, but as a bona fide attempt to establish an agreed upon measure of damages which the Buyer will suffer as a result of such termination of this Agreement.  As provided in the Bidding Procedures Order, the Bid Protections shall be treated as a super-priority administrative expense claim in the Chapter 11 Case and shall be paid to the Buyer prior to the payment of the proceeds of any sale to any third party asserting a Lien on the Purchased Assets (and no Lien of any third party shall attach to the portion of the sale proceeds representing the Bid Protections).

(c) In the event this Agreement is validly terminated pursuant to Section 4.5, other than pursuant to Section 4.5(c), if the Seller consummates a Restructuring Transaction or an Alternative Transaction where the counterparty is a Person (or group of Persons) other than the Buyer or an Affiliate of the Buyer within nine (9) months after the date of any such termination, or if the Seller enters into a definitive agreement within such nine (9) month period with respect to such a sale that is subsequently consummated within nine (9) months of the Seller’s entry into any such agreement, the Buyer shall receive from the Seller out of the closing proceeds of such sale at the closing of such sale, in an account designated by the Buyer in writing, immediately available funds in US dollars in an amount equal to the Bid Protections.

(d) If this Agreement is terminated by the Buyer pursuant to Section 4.5(b), Section 4.5(e), Section 4.5(g), Section 4.5(h) or Section 4.5(k), in each case other than as provided in Section 4.6(b) or Section 4.6(c), the Buyer shall be entitled to payment from the Seller of the Expense Reimbursement within three (3) Business Days following such termination.  The parties acknowledge and agree that if this Agreement is terminated by the Buyer as contemplated by the preceding sentence, the actual damages incurred by the Buyer will be difficult, if not impossible, to ascertain and accordingly, the parties have provided for the liquidated damages provided above.  This provision shall not be construed as a penalty, but as a bona fide attempt to establish an agreed upon measure of damages which the Buyer will suffer as a result of such termination of this Agreement.  As provided in the Bidding Procedures Order, the Expense Reimbursement shall be treated as a super-priority administrative expense claim in the Chapter 11 Case and shall be paid to the Buyer prior to the payment of the proceeds of any sale to any third party asserting a Lien on the Purchased Assets (and no Lien of any third party shall attach to the portion of the sale proceeds representing the Expense Reimbursement).

(e) Notwithstanding anything to the contrary contained herein, in no event shall either of the Expense Reimbursement or the Breakup Fee be paid by the Seller on more than one occasion.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that:

5.1 Organization and Good Standing.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its Business as now conducted.  The Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its Business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, result in a Material Adverse Event.  The Seller has delivered to the Buyer true, complete and correct copies of its certificate of incorporation and by-laws as in effect on the date hereof.

5.2 Authorization of Agreement.  Subject only to obtaining Bankruptcy Court approval pursuant to the Sale Order, the Seller has all requisite organizational power, authority and legal capacity to execute and deliver this Agreement and the Seller has all requisite organizational power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to obtaining Bankruptcy Court approval pursuant to the Sale Order, the execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller, including any approvals of the board of directors.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) following the approval of this Agreement and the transactions contemplated hereby by the Bankruptcy Court pursuant to the Sale Order, this Agreement, constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) Except as a result of the Chapter 11 Case or as set forth on Schedule 5.3(a) hereto, none of the execution and delivery by the Seller of this Agreement or by the Seller of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any material property or asset of the Seller under any provision of (i) the certificate of incorporation and by-laws of the Seller; (ii) subject to entry of the Sale Order approving the assumption and assignment of such Purchased Contract or Permit, any Purchased Contract or Permit to which the Seller is a party or by which any of the properties or assets of the Seller are bound; (iii) subject to entry of the Sale Order, any Order of any court, Governmental Body or arbitrator applicable to the Seller or any of the properties or assets of the Seller as of the date hereof; or (iv) subject to entry of the Sale Order, any applicable Law.

(b) Other than in connection with the entry of the Sale Order or as set forth on Schedule 5.3(b), subject to the entry of the Sale Order, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Seller (i) in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by the Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by the Seller of any other action contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Purchased Contract or Permit of the Seller.

5.4 Financial Statements.

(a) The Seller has delivered to the Buyer copies of (i) the audited consolidated balance sheets of the Seller as of the fiscal year ending December 31, 2013, and consolidated statement of operations, changes in stockholders’ (deficit) equity and cash flows for such fiscal year then ended; and (ii) the unaudited consolidated balance sheet of the Seller as of March 31, 2014 and the related consolidated statement of operations and cash flows for the three-month period then ended and (iii) the unaudited consolidated balance sheet of the Seller as of June 30, 2014 (the “Financial Statement Date”) and the related consolidated statement of operations and cash flows for the six-month period then ended (such financial statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statement”).  The Financial Statement fairly and accurately presents the financial position, the results of operations and cash flows of the Business as of the respective dates and for the periods referred to therein in all material respects and are consistent with the books and records of the Business.  The Financial Statement has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented.

(b) The Seller makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets.

5.5  Inventories.  With the exception of the Inventory reflected in the Financial Statement as being obsolete, excess, damaged or otherwise unusable Inventory, the Inventory of the Seller is in good and marketable condition, and is saleable in the Ordinary Course of Business.

5.6 Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on Schedule 5.6, since the Financial Statement Date (i) the Seller has conducted its Business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance singly or in the aggregate that has had or could reasonably be expected to constitute a Material Adverse Event.  Since the Financial Statement Date:

(a) there has not been any damage, destruction or physical loss, whether or not covered by insurance, with respect to the Purchased Assets having a replacement cost of more than $10,000 for any single loss or $100,000 for all such losses;

(b) there has not been any change by the Seller in accounting or Tax reporting principles, methods or policies; and

(c) the Seller has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Seller, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business.

5.7 Taxes.

(a) With respect to the Purchased Assets, (i) all material Tax Returns required to be filed by or on behalf of the Seller or any affiliated group of which Seller is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings); (ii) all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects; and (iii) all material Taxes payable by or on behalf of Seller or any affiliated group of which Seller is or was a member have been fully and timely paid.

(b) Seller has timely paid or caused to be paid all Taxes due with respect to the Purchased Assets, the non-payment of which would result in a Lien on any Purchased Asset or would result in the Buyer becoming liable or responsible therefor.

(c) No audit, administrative proceeding or judicial proceeding that involves a material amount of Tax and relates to the Purchased Assets is pending or threatened in writing.

(d) The Seller is not a foreign person within the meaning of Section 1445 of the Code.

5.8 Title to Purchased Assets.

(a) The Seller owns and has good title to each of the Purchased Assets and at the Closing, the Seller shall convey each of the Purchased Assets free and clear of all Liens, Claims and interests other than Permitted Liens.  Seller does not, directly or indirectly, own any equity interests of any Person other than ACEL, which is wholly-owned by Seller.  ACEL owns no rights, title or interest to any tangible property or Intellectual Property (other than its name), is not a party to any Contracts and earns no revenue.

(b) The Purchased Assets constitute all the assets, including Intellectual Property and the IT Systems, predominantly used or held for use by the Seller in the Business (subject to the Permitted Liens), other than the Excluded Assets.

5.9 Intellectual Property.

(a) All Purchased Intellectual Property is either Owned Intellectual Property or is used by the Seller pursuant to a valid written Contract (the “Licensed Intellectual Property”).  The Seller owns and possesses all right, title and interest in and to the Owned Intellectual Property, and has the right to use, the Purchased Intellectual Property, in each case, free and clear of all Liens, other than Permitted Liens, and such rights, with respect to Owned Intellectual Property are sufficient for the Seller to independently bring suit against a third party to enforce its rights therein.  The Seller has taken commercially reasonable actions to maintain and protect each item of Purchased Intellectual Property.

(b) Schedule 5.9(b) sets forth an accurate and complete list of all (i) Software, (ii) registered Marks, material unregistered Marks, pending applications for registrations of any Marks and unregistered Marks, (iii) registered Copyrights, and pending applications for registration of Copyrights and (iv) issued Patents and pending applications therefor, in each case owned or filed by the Seller.  Schedule 5.9(b) lists the jurisdictions in which each such item of Purchased Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.  All of such items included in the Owned Intellectual Property are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated.  With respect to each item of registered Owned Intellectual Property, all necessary application, registration, maintenance and renewal fees in respect thereof have been timely paid, all necessary documents and certificates have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, and any other legal requirements have been properly satisfied.

(c) The operation of the business of the Seller as it is currently conducted (including the Seller’s use, performance, licensing, copying, distribution, sale, offer for sale, lease, manufacture, having made, importation, or any other exploitation of the products and solutions sold by the Seller (the “Business Products”), and the services rendered by the Seller) does not infringe, misappropriate or violate, and will not infringe, misappropriate or violate when conducted in the same manner by the Buyer following the Closing, any Intellectual Property rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any applicable jurisdiction.

(d) Except as set forth in Schedule 5.9(d), since January 1, 2009, the Seller has not received any claims or notices (including any claims of notices for indemnification from any customer of the Business) and there is no Legal Proceeding pending, or existing fact or circumstance that, alone or together with the passage of time, would give rise to any claim or notice (i) alleging that the Seller’s operation of the Business, including the Seller’s use, performance, licensing, copying, distribution, sale, offer for sale, lease, manufacture, having made, importation, or any other exploitation of the Business Products or of the services rendered by the Seller, directly or indirectly, infringes, misappropriates, or violates any Intellectual Property right of any third party; (ii) alleging that the use or exploitation of any of the Purchased Intellectual Property infringes or violates in any material respect any Intellectual Property right of, or was misappropriated from, a third party; or (iii) challenging the ownership, use (including the Seller’s right to transfer), validity or enforceability of any Purchased Intellectual Property or IT Systems.

(e) To the Knowledge of Seller no Person is infringing or otherwise violating any Purchased Intellectual Property or, to the Knowledge of Seller, any rights of the Seller under any Inbound License Agreements.  Except as set forth in Schedule 5.9(d), since January 1, 2009, there have been no assertions or claims made by the Seller against a third party alleging that any third party’s use, performance, licensing, copying, distribution, sale, offer for sale, lease, manufacture, having made, importation or any other exploitation of any product or service infringes, misappropriates or violates any of the Owned Intellectual Property.

(f) Schedule 5.9(f) sets forth a true, correct and complete list of (i) all Contracts pursuant to which the Seller uses any Licensed Intellectual Property (collectively, the “Inbound License Agreements”) (other than Off-the-Shelf Software), and (ii) all Contracts pursuant to which the Seller has granted to any Person any right in or to any Owned Intellectual Property (collectively, the “Outbound License Agreements”, and together with the Inbound License Agreements the “Intellectual Property Licenses”). Each Intellectual Property License is a legal, valid and binding obligation of the Seller a party thereto and, as applicable, is in full force and effect and is enforceable against the Seller and, to the Knowledge of Seller, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  The Seller is not in material breach, violation or default under any Intellectual Property License and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the Seller, or, to the Knowledge of Seller, the other parties thereto.  No royalties, license fees or other amounts will be due or payable by the Buyer under any Inbound License Agreement in connection with entering into this Agreement or any ancillary agreements or the transactions contemplated herein or therein.  The Seller has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property License to which the Seller is a party or by which it is bound.

(g) The Seller has taken commercially reasonable steps to protect and preserve the confidential and proprietary nature of all Confidential Information of the Business and there have not been any unauthorized disclosure of any Confidential Information related to the Business.  The Seller has not received any written notice alleging unauthorized access to or disclosure of third party Confidential Information.

(h) Each present or past employee, officer, consultant or any other Person who developed any Owned Intellectual Property (including any Owned Software) on behalf of the Seller has executed a valid and enforceable Contract with the Seller that (i) conveys to the Seller any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or engagement by the Seller, (ii) requires such Person, during and after the term of employment or contract, to cooperate with the Seller in the prosecution of any patent applications filed in connection with such Intellectual Property, and (iii) obligates such Person to keep all Confidential Information confidential both during and after the term of employment or Contract. To the Knowledge of Seller, the activities of the Employees do not conflict with or constitute a breach of the terms of any intellectual property disclosure agreement under which such Employee is obligated or bound, and, since January 1, 2009, no Seller nor its Affiliates has received any written allegation to such effect.

(i) The Seller has a privacy policy (the “Privacy Policy”) regarding the collection and use of Personal Data, a true, correct and complete copy of which has been provided to the Buyer prior to the date hereof.  The Seller is in compliance with all applicable laws regarding the collection, use and protection of Personal Data and with the Privacy Policy, and no Person has gained unauthorized access to or made any unauthorized use of any Confidential Information or Personal Data maintained by the Seller relating to the Business.  The Seller has taken all reasonable steps necessary and appropriate to ensure that the Personal Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  The execution, delivery and performance of this Agreement and any ancillary agreement and the consummation of the transactions contemplated herein and therein do not violate the Privacy Policy as it currently exists or as it existed at any time during which any Personal Data was collected or obtained by the Business and, upon Closing, the Buyer will own all such Personal Data and continue to have the right to use such Personal Data on identical terms and conditions as the Seller enjoyed immediately prior to the Closing.  The Seller takes commercially reasonable actions to protect the confidentiality, integrity and security of the Software, databases, systems, networks and Internet sites of the Business and all information stored or contained therein or transmitted thereby from potential unauthorized use, access, interruption or modification and the Seller is in compliance with all applicable laws with regards to the transmission and storage of such information.  No Legal Proceedings are pending or, to the Knowledge of Seller, threatened against Seller relating to the collection or use of Personal Data.

(j) Schedule 5.9(j) sets forth a true, correct and complete list of all Owned Software and all material Software used by Seller (collectively, the “Company Software”).  All Company Software (i) performs in conformance with its documentation, (ii) is free from any material defect, and (iii) is fully and freely transferable pursuant to the transactions contemplated herein and in connection with any ancillary agreement without the prior consent of any third party.  The Seller has possession of or access to the Source Code for each version of any Owned Software, as well as all documentation related thereto, sufficient to enable a software developer of reasonable skill to understand, debug, repair, revise, modify, enhance, compile, support and otherwise utilize such Software, as such Software is used in the Business, without reference to other sources of information.  Except for the escrow agent under the Duke Energy Source Code Escrow Agreement, no Person other than the Seller has possession of or access to any Source Code contained in the Owned Intellectual Property or will be entitled to obtain possession thereof or access thereto for any reason, including as a result of the execution of this Agreement, any ancillary agreement or the consummation of the transactions contemplated herein and therein.

(k) Schedule 5.9(k) (i) sets forth all Company Software that contains or is used in connection with any “open source” code, shareware or other Software that is made generally available to the public without requiring payment of fees or royalties or that does or may require disclosure or licensing of any such Software or any other Purchased Intellectual Property (the “Open Source Code”), (ii) lists the name and underlying license agreement for each such Software (and if no such agreement exists, the material terms of such license), and (iii) accurately describes the manner in which such Software is internally used, or distributed, by the Seller. Notwithstanding the contents of Schedule 5.9(k), none of the Owned Intellectual Property is subject to any requirements or obligations under any version of the GNU General Public License, the GNU Lessor General Public License, or any “copyleft license”, and no rights under the Purchased Intellectual Property are obligated to be (x) waived against, or (y) licensed or provided to any Person as a result of the use of “open source” code in the Owned Intellectual Property in the Ordinary Course of Business or as a result of the execution of this Agreement, any ancillary agreement or the consummation of the transactions contemplated herein or therein.

(l) Schedule 5.9(l) sets forth (i) a true, correct and complete list of any and all known material bugs and errors with respect to the Owned Software, and (ii) a copy of the Seller’s Software development roadmap, which sets forth a list of any and all planned or currently contemplated upgrades, changes and new features with respect to the Owned Software.  The Seller has disclosed in writing to the Buyer all material information relating to any problem or issue with respect to any of the Business Products or Owned Software which adversely affects, or is currently expected by the Seller to adversely affect, the value, functionality or fitness for the intended purpose of such Business Products or Owned Software, respectively.  Without limiting the generality of the foregoing, there have been, and are, no claims asserted against Seller or any of its customers related to bugs, errors or other defects in the Owned Software since January 1, 2009.

(m) The Company Software, Business Products and the technology used to deliver all Business Products (other than public networks and services such as the Internet) are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components (“Contaminants”) that may permit unauthorized access or the unauthorized disablement of any Company Software, Business Product or the technology used to deliver all Business Products (other than public networks and services such as the Internet) or may permit the erasure of any data or Software.

(n) The IT Systems (i) operate and run as currently necessary for the conduct of the Business, in a commercially reasonable business manner, (ii) conform in all material respects to the specifications thereof, (iii) operate in all material respects in accordance with the documentation provided with such IT Systems, and (iv) are free of Contaminants and other viruses, disabling code or faults.

(o) Upon the Closing, the Buyer will continue to have the right to use all Purchased Intellectual Property on identical terms and conditions as the Seller enjoyed immediately prior to the Closing.

5.10 Labor; Employee Benefits.

(a) Schedule 5.10(a) sets forth a true, complete, and correct list of each compensation or benefit plan, program, policy, practice, or Contract, (including equity and equity based compensation) whether written or oral, formal or informal, including each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), that the Seller or ACEL maintains or sponsors or has any obligation to maintain or sponsor, or to which the Seller or ACEL contributes or has any obligation to contribute (or with respect to which the Seller has any direct or indirect Liability) (each, a “Plan”).  With respect to each Plan, the Seller has delivered or made available to the Buyer true, complete, and correct copies of the plan documents and summary plan descriptions or a written summary of material terms of any unwritten Plan.

(b) Each Plan has been established and administered in all material respects in accordance with its terms and all applicable Laws.  Each Plan may be terminated without advance notice or penalty.

(c) None of the Plans is subject to Title IV of ERISA.  Neither the Seller nor any ERISA Affiliate has incurred any current or projected Liability in respect of post-employment health, medical, or life insurance benefits for any current or former employees of the Seller, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and at the expense of the employee or former employee.  Neither the Seller nor any ERISA Affiliate contributes to or has in the past 6 years sponsored, maintained, contributed to, or had any Liability in respect of any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA.  No Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and neither the Seller nor any of its ERISA Affiliates has at any time sponsored or contributed to, or had any Liability in respect of, any such multiemployer plan.

(d) The Seller and ACEL are not, nor have they ever been a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements pertaining to employees of the Seller or ACEL, and to the Knowledge of Seller, no organizational effort is presently being made or threatened by or on behalf of any labor union or labor organization with respect to Business Employees.

(e) The Seller and ACEL are not, and have not been, in material violation of any applicable Laws relating to the employment of labor, including Laws relating to terms and conditions of employment, employment standards, employee classification, labor relations, wages and hours, withholdings and overtime, equal employment opportunities, fair employment practices, immigration, and occupational health and safety.

(f) Except as set forth in Schedule 5.10(f), no Plan provides for any severance or acceleration of payment upon or in connection with the consummation of the transactions contemplated by this Agreement.

5.11 Litigation.  Except as set forth in Schedule 5.11 and the Chapter 11 Case, there is no suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of Seller, threatened, against the Seller or any of its officers, directors or key employees with respect to the Business activities on behalf of the Seller, or to which the Seller is otherwise a party, which, if adversely determined, would singly or in the aggregate constitute a Material Adverse Event, before any Governmental Body; nor to the Knowledge of Seller is there any reasonable basis for any such action, proceeding, or investigation. Other than the Chapter 11 Case, the Seller is not subject to any Order of any Governmental Body, except to the extent the same could not reasonably be expected to constitute a Material Adverse Event and the Seller is not engaged in any legal action to recover monies due it or for damages sustained by it.

5.12 Compliance with Laws; Permits.

(a) Subject to the Chapter 11 Case, the Seller is in compliance in all material respects with all Laws of any Governmental Body applicable to its operations, the Purchased Assets or its Business.  The Seller has not received any written or other notice of or been charged with the violation of any Laws nor, to the Knowledge of Seller, is the Seller under investigation with respect to the violation of any Laws, in each case that would adversely affect its ability to consummate the sale of the Purchased Assets.

(b) The Seller currently has all Permits, which Permits are listed on Schedule 5.12(b) hereto, that are required for the operation of the Business as presently conducted.

5.13 Related Party Transactions.  Except as set forth on Schedule 5.13, neither the Seller nor, to the Knowledge of Seller, any of its or ACEL’s officers, directors or employees (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is (A) a competitor, supplier or customer of the Seller, (B) engaged in a business related to the business of the Seller, or (C) a participant in any transaction to which the Seller is a party or (ii) is a party to any Purchased Contract with the Seller.

5.14 Financial Advisors.  Except as set forth on Schedule 5.14, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.15 Purchased Contracts; Cure Amounts.

(a) Each Contract to which the Seller is a party or by which any of the Purchased Assets are bound, other than insurance policies, Plans and employment agreements is set forth on Schedule 5.15(a).

(b) The Seller has made available to the Buyer true, correct and complete copies of all of the Purchased Contracts.  Each Purchased Contract is legal, valid, binding and enforceable against the applicable Seller party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)).

(c) As of the date hereof, neither Seller nor any Affiliate of Seller has been notified in writing that it is in material breach or default under any material Purchased Contract, and, to the Knowledge of Seller, no other party to any material Purchased Contract is in material breach or default thereof, nor has the Seller or any of its Affiliates been notified in writing of such other party’s intention to terminate any material Purchased Contract.

(d) Since the Financial Statement Date, neither Seller nor the Affiliates of the Seller has received written notification nor, to the Knowledge of Seller, any oral notification that any of the customers or suppliers party to the Purchased Contracts intends to materially reduce the level of Products it purchases from the Business subsequent to Closing or materially reduce the level of supplies it provides to the Business subsequent to Closing, as applicable.

(e) Schedule 5.15(e) sets forth a good faith estimate of the amounts (as of the date hereof), which will be payable pursuant to Section 365(b) of the Bankruptcy Code on account of the assumption and assignment of any Contract set forth on Schedule 5.15(a) to the Buyer.

5.16 No Other Representations and Warranties.  The Buyer acknowledges that except as expressly provided in this Agreement, the Seller makes no representation or warranty of any kind whatsoever or by operation of law, by statute or otherwise.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to Seller that:

6.1 Organization and Good Standing.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2 Authorization of Agreement.  The Buyer has full  organizational power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Buyer in connection with the consummation of the transactions contemplated hereby and thereby (the “Buyer Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and each Buyer Document has been duly authorized by all necessary organizational action on behalf of the Buyer including any approvals of its board of directors and its stockholders.  This Agreement has been, and each Buyer Document will be at or prior to the Closing, duly executed and delivered by the Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) Neither of the execution and delivery by the Buyer of this Agreement and of the Buyer Documents, nor the compliance by the Buyer with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Buyer, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which either of the Buyer is a party or by which the Buyer or its properties or assets is bound or (iii) violate any statute, rule, regulation or Order by which the Buyer is bound.

(b) Except for making the necessary filings to obtain and obtaining CFIUS Approval, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents or the compliance by the Buyer with any of the provisions hereof or thereof.

6.4 Litigation.  There are no Legal Proceedings pending or, to the knowledge of the Buyer, threatened that are reasonably likely to prohibit or restrain the ability of the Buyer to enter into this Agreement or consummate the transactions contemplated hereby.

6.5 Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Financing.  As of the date hereof, the Buyer has available sufficient funds, available lines of credit or other sources of immediately available funds to advance the DIP Facility in full.  The Buyer on the Closing Date will have available sufficient funds, available lines of credit or other sources of immediately available funds to enable Buyer to pay the amount payable pursuant to Section 3.1(b).  Closing shall not be contingent upon obtaining financing.

6.7 No Other Representations and Warranties.  The Seller acknowledges that except as expressly provided in this Agreement, the Buyer make no representation or warranty of any kind whatsoever or by operation of law, by statute or otherwise.

ARTICLE VII
BANKRUPTCY COURT MATTERS

7.1 Pleadings and Motions. Immediately following the execution and delivery of this Agreement by the parties hereto, the Seller shall commence the Chapter 11 Case.  As soon as practical upon the filing of the Chapter 11 Case, the Seller shall file the Sale Motion and the DIP Motion.  Prior to filing any pleading or motion, the Seller will provide the Buyer with a list of creditors and parties in interest who will receive notice of such motions and other pleadings in the Chapter 11 Case.  The Buyer shall have the right to request that additional Persons be included on such list.  In addition, the Seller shall provide the Buyer with drafts of all documents, motions, orders, filings or pleadings that they propose to file with the Bankruptcy Court that relate to the approval of this Agreement, the Bid Procedures, the DIP Facility and the consummation of the transactions contemplated hereby and all such documents, motions, orders, filings or pleadings must be reasonably satisfactory to the Buyer.  The Seller shall also promptly provide the Buyer with copies of all pleadings received by or served by or upon the Seller in connection with the Chapter 11 Case not otherwise served on the Buyer that relate to or may reasonably be expected to affect the transactions provided for in this Agreement and which have not otherwise been served on the Buyer; it being understood that the attorneys for the Buyer shall file an electronic notice of appearance requesting service of all documents, notices, motions, pleadings and responses in the Chapter 11 Case.

7.2 DIP Facility.  The Seller shall use reasonable best efforts to secure entry of  an interim DIP Order within three (3) business days following the Filing Date, and the Seller agrees to comply in all respects with the covenants and agreements set forth in the DIP Facility and agrees that the DIP Budget will not be materially altered or amended except with the prior approval of the Buyer, which shall not be unreasonably withheld.

7.3 The Bidding Procedures Order.  The Seller shall use reasonable best efforts to secure entry of the Bidding Procedures Order within ten (10) days of the Filing Date, and Seller agrees to comply with the Bidding Procedures Order in all respects.

7.4 The Sale Order.  The Sale Order shall include, among other provisions reasonably requested by the Buyer, the following provisions (it being understood that certain of such provisions may be contained in either the findings of fact or conclusions of law to be made by the Bankruptcy Court as part of the Sale Order):

(a) the sale of the Purchased Assets by the Seller to the Buyer (A) is or will be legal, valid and effective transfers of the Purchased Assets; (B) vests or will vest in the Buyer all right, title and interest of the Seller to the Purchased Assets free and clear of all Liens, Claims and interests  pursuant to Section 363(f) of the Bankruptcy Code (other than Liens created by the Buyer); (C) constitute transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code and the laws of the states in which the Seller is conducting business and any other applicable non-bankruptcy laws; and (D) shall be self-executing, and neither the Debtor nor the Buyer shall be required to execute or file releases, termination statements, assignments, consents or other instruments to effectuate, implement or consummate the provision of the Sale Order.

(b) all amounts to be paid to the Buyer pursuant to this Agreement constitute administrative expenses under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and are immediately payable if and when the obligations of Seller arise under this Agreement, without any further order of the Bankruptcy Court;

(c) all Persons are enjoined from taking any actions against the Buyer or any Affiliates of the Buyer (as they existed immediately prior to the Closing) to recover any claim which such Person has against a Seller or its Affiliates;

(d) subject to Article XII, obligations of the Seller relating to Taxes, whether arising under law or by this Agreement, shall be the responsibility of the Seller;

(e) the provisions of the Sale Order are non-severable and mutually dependent;

(f) provide that the Buyer will not have any successor or transferee liability whatsoever for liabilities of the Seller (whether under federal or state law or otherwise) as a result of the sale of the Purchased Assets;

(g) the Buyer has acted in good faith within the meaning of Section 363(m) of the Bankruptcy Code, the transactions contemplated by this Agreement are undertaken by the Buyer and the Seller at arm’s length, without collusion and in good faith within the meaning of Section 363(m) of the Bankruptcy Code, and the Buyer is entitled to the protections of Section 363(m) of the Bankruptcy Code;

(h) all Purchased Contracts shall be assumed by the Seller and assigned to the Buyer pursuant to Section 365 of the Bankruptcy Code; and

(i) such other provisions as the Buyer may agree to, or reasonably request or require.

7.5 Cooperation. The Seller shall fully cooperate with the Buyer and its representatives in connection with the Sale Motion, the DIP Motion, the Bidding Procedures Order, the Sale Order, the DIP Order and all other documents, notices, orders, filings or pleadings that relate to the approval of this Agreement, the DIP Facility and consummation of the transactions contemplated hereby and thereby, and the Chapter 11 Case.  Such cooperation shall include, but not be limited to, consulting with the Buyer at the Buyer’s reasonable request concerning the status of such proceedings and subject to Bid Procedures providing the Buyer with copies of requested pleadings, notices, proposed orders and other documents not otherwise received by the Buyer as a result of the filing of a notice of appearance relating to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court.  The Seller further covenants and agrees that the terms of any plan it submits to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including, without limitation, any transaction contemplated by or approved pursuant to the Sale Order, the DIP Order or the Bidding Procedures Order.

7.6 Non-Solicitation Period. From the time of the Seller’s and the Buyer’s execution and delivery of this Agreement until the date of entry of the Bidding Procedures Order (the “Non-Solicitation Period”), Seller shall not, nor shall it authorize or permit ACEL or any officer, director, manager or employee of, or any investment banker, attorney or other advisor, agent or representative of, Seller or ACEL to solicit or otherwise proactively encourage any entity with respect to the submission of an Alternative Transaction or negotiate the terms of an Alternative Transaction; provided, that nothing contained herein shall restrict the Seller, ACEL or any officer, director, manager or employee of, or any investment banker, attorney or other advisor, agent or representative of, Seller or ACEL from, during such period, providing eligible third parties who initiate contact with such Person and execute a confidentiality agreement with the Seller on customary terms and conditions with access to a “teaser” relating to the Seller’s business and responding to reasonable inquiries from such third parties concerning the Purchased Assets and the potential sale thereof.   In the event the Seller receives a proposal relating to an Alternative Transaction during the Non-Solicitation Period, the Seller shall as promptly as practicable (and in any event within twenty-four (24) hours after receipt) deliver to the Buyer by facsimile transmission or send by courier service for delivery to the Buyer by the morning of the next Business Day, true and complete copies of any such proposal, and, to the extent known by the Seller, the principals who are backing such entity.

7.7 Bankruptcy Court Objections

.  In furtherance and not in limitation of the covenants of the parties contained in this Article VII, each of the parties hereto shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted or raised by the Bankruptcy Court, any party in interest to the Chapter 11 Case, a Governmental Body or other Person with respect to the transactions contemplated by this Agreement.

ARTICLE VIII
COVENANTS

8.1 Access to Information.  The Seller agrees that, prior to the Closing Date, the Buyer shall be entitled, through its officers, employees and representatives (including, without limitation, their legal and financial advisors and accountants) and subject to the Confidentiality Agreement, to make such investigation of the properties, businesses and operations of the Seller and such examination of the books, records and financial condition of the Seller as they reasonably request and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Seller shall cooperate fully therein.  No investigation by the Buyer prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement or the Seller Documents.  In order that the Buyer may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Seller, the Seller shall use commercially reasonable efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Seller to cooperate fully with such representatives in connection with such review and examination.  The Seller shall promptly provide to the Buyer all documents and materials relating to the proposed sale of the Purchased Assets, Purchased Contracts or any portion thereof, and otherwise cooperate with the Buyer, to the extent reasonably necessary in connection with the Buyer’s preparation for or participation in any part of the Chapter 11 Case in which the Buyer’s participation is necessary, required or reasonably appropriate.  The Seller shall promptly deliver to the Buyer all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding as the Buyer may reasonably request.  In addition, the Seller shall consult with the Buyer with respect to any written or oral communication concerning, in whole or in part, the transactions contemplated by this Agreement.

8.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly contemplated by this Agreement (including the prosecution of the Chapter 11 Case) or with the prior written consent of the Buyer, the Seller shall:

(i) conduct its Business only in the Ordinary Course of Business;

(ii) use its commercially reasonable efforts to (A) preserve its present Business operations, organization (including management and engineers) and goodwill of the Seller and (B) preserve the present relationships with Persons having business dealings with the Seller (including customers and suppliers);

(iii) maintain (A) all of the Purchased Assets and assumed Liabilities of the Seller in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the Purchased Assets and Assumed Liabilities of the Seller in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of the Seller in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts other than in the Ordinary Course of Business as conducted in the past six (6) months, and (C) comply with all contractual and other obligations applicable to the operation of the Seller;

(v) comply in all material respects with applicable Laws including without limitation WARN and any state counterpart to WARN, subject to any limitations under the Bankruptcy Code;

(vi) defend against any motion filed in the Chapter 11 Case that would impede or impair the consummation of the transactions contemplated by this Agreement, the Bid Procedures or the Sale Motion; and

(vii) not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

(b) Except as otherwise expressly contemplated by this Agreement (including the Bid Procedures and any Sale Order) or with the prior written consent of the Buyer, the Seller shall not:

(i) sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except as permitted in clause (ii) below and for the sale of Inventory in the Ordinary Course of Business), or solicit bids to do any of the foregoing, directly or indirectly, including through an asset sale, stock sale, merger, amalgamation, plan of arrangement or other similar transaction;

(ii) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any Purchased Intellectual Property other than non-exclusive licenses in the Ordinary Course of Business, or enter into any Intellectual Property License or take any action outside of the Ordinary Course of Business with respect to any Purchased Intellectual Property, or do any act or knowingly omit to do any act whereby any material Purchased Intellectual Property may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;

(iii) incur any Lien on any Purchased Assets, other than Liens that will be discharged at or prior to Closing;

(iv) enter into or agree to enter into any merger or consolidation with, any corporation, limited liability company or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person except for short-term investments in money market funds or U.S. Treasuries;

(v) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

(vi) enter into, adopt, amend, modify or terminate any Plan, or hire any new employee, officer, director or consultant unless such individual’s employment or service can be terminated without payment or penalty, or increase any compensation, benefits or service to any employee, officer, director or consultant;

(vii) introduce any material change with respect to the operation of the Seller’s Business, including any material change in the types, nature, composition or quality of products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;

(viii) enter into any transaction to or enter into, modify or renew any material Contract which by reason of its size or otherwise is not in the Ordinary Course of Business;

(ix) enter into any material Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Seller’s Business, or the ability of the Buyer, to compete with or conduct any business or line of business in any geographic area;

(x) terminate or waive any rights under any (A) Purchased Contract or (B) Permit;

(xi) waive, release, assign, settle or compromise any material claim, litigation or arbitration relating to the Purchased Assets to the extent that such waiver, release , assignment, settlement or compromise imposes any binding obligation, whether contingent or realized, on the Purchased Assets that will bind the Buyer after the Closing Date;

(xii) make any change in its accounting methods or practices except for any such change required by changes in Law or GAAP;

(xiii) file any motion or pleading inconsistent with this Agreement;

(xiv) acquire assets from any other Person, except for the acquisition of supplies or other materials in the Ordinary Course of Business;

(xv) make any loans, advances or capital contributions to, or investment in, any other Person, except for advancing business expenses to employees in the Ordinary Course of Business and funding employee compensation for ACEL Employees in the Ordinary Course of Business and, in each case, consistent with the DIP Budget; or

(xvi) agree to do anything prohibited by this Section 8.2 or anything which would make any of the representations and warranties of the Seller in this Agreement untrue or incorrect in any material respect.

8.3 Consents.  The Seller shall use its commercially reasonable efforts, and the Buyer shall cooperate with the Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 5.3(b) hereof.

8.4 Reasonable Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, the Seller and the Buyer shall use their respective commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement, in each case, subject to the Seller’s obligation under the Bankruptcy Code.  The Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in the Buyer good title to the Purchased Assets.  Notwithstanding the foregoing, nothing in this Section 8.4 or elsewhere in this Agreement shall require the Buyer, the Buyer’s parent company, or any of their Affiliates to take any action, refrain from taking any action, or agree to any measure requested or directed by any Governmental Body in order to consummate the transactions contemplated by this Agreement or obtain or expedite any governmental authorization or consent related to such consummation where such action or measure could reasonably be expected to cause a Material Adverse Event or be materially adverse to the business, financial condition or prospects of the Buyer, the Buyer’s parent company, or their Affiliates.

8.5 Certain Filings.  The Seller and the Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Body is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.  The Buyer and the Seller shall timely and promptly cause to be made all filings which may be required under any applicable Law for the satisfaction of the closing condition set forth in Section 10.1(g).  In furtherance of and not in limitation of the foregoing, the Seller and the Buyer shall (w) make a joint voluntary filing with CFIUS under Exon-Florio as promptly as reasonably practicable following the execution of this Agreement, (x) promptly respond to any questions or requests for information received from CFIUS, (y) share information concerning the CFIUS review process, and (z) cooperate with respect to communications with, and submissions to, CFIUS.

8.6 Non-Competition; Non-Solicitation; Confidentiality.

(a) If the Bankruptcy Court approves the Sale Order and the transactions contemplated by this Agreement are consummated, then for a period from the Closing Date until the third (3rd) anniversary of the Closing Date, the Seller shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Seller’s business as of the date hereof and during the preceding twelve (12) months. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) If the Bankruptcy Court approves the Sale Order and the transactions contemplated by this Agreement are consummated, then for a period from the date hereof to the third (3rd) anniversary of the Closing Date, the Seller shall not, directly or indirectly: (i) cause, solicit, induce or encourage any employees of the Seller or ACEL who are or become employees of the Buyer or their Affiliates to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Seller’s Business (including any existing or former customer of the Seller and any Person that becomes a client or customer of the Seller’s Business after the Closing) or any other Person who has a material business relationship with the Seller’s Business, to terminate or modify any such actual or prospective relationship.

(c) From and after the date hereof, the Seller shall not and shall cause its Affiliates not to and shall use its commercially reasonable efforts to cause each of its and its Affiliates’ respective officers, directors, employees, accountants, counsel, consultants, advisors and agents not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Buyer or use or otherwise exploit for their own benefit or for the benefit of anyone other than the Buyer, any Confidential Information (as defined below). The Seller and its officers, directors and subsidiaries shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, the Seller shall, to the extent reasonably possible, provide the Buyer with prompt notice of such requirement prior to making any disclosure so that the Buyer may seek an appropriate protective order.  For purposes of this Section 8.6(c), “Confidential Information” shall mean any confidential information with respect to the Seller’s Business, including, methods of operation, customers, customer lists, Products, prices, fees, costs, technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.  This Section 8.6 shall not in any way limit the disclosure of information by the Seller in connection with the prosecution of the Chapter 11 Case.  Prior to the Closing Date and after any termination of this Agreement, the Confidentiality Agreement shall remain in full force and effect.  After the Closing has occurred, the Confidentiality Agreement shall be terminated to the extent relating to the Purchased Assets and Assumed Liabilities and the employees of the Seller, and shall, with respect to any of the Excluded Assets and Excluded Liabilities, remain in full force and effect.

(d) The covenants and undertakings contained in this Section 8.6 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 8.6 will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, the Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 8.6.  The rights and remedies provided by this Section 8.6 are cumulative and in addition to any other rights and remedies which the Buyer may have hereunder or at law or in equity.  In the event that the Buyer were to seek damages for any breach of this Section 8.6, the portion of the Purchase Price which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

(e) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 8.6 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

8.7 Preservation of Records.  The Buyer agrees that it shall preserve and keep the records held by it, or the Buyer’s Affiliates relating to the Seller’s Business for a period of three (3) years from the Closing Date, or such longer period as may be required under applicable Laws, and shall, at the sole cost and expense of the requesting party, make such records available after receiving reasonable notice and during regular business hours (including through providing remote access to the appropriate computer servers) as may be reasonably required by the Seller or any successor to the Seller including but not limited to any Chapter 7 trustee, liquidating trustee or official committee of unsecured creditors in connection with, among other things, any insurance claims by, legal proceedings (including without limitation the Chapter 11 Case of Seller) against, or governmental investigations of, the Seller or any of its Affiliates, or in order to enable the Seller or its Affiliates to comply with its respective obligations (including any administrative obligations relating to the Chapter 11 Case and wind-down the Seller’s estate) under this Agreement and each other agreement, document or instrument contemplated hereby or thereby, in each case, (a) at the requesting party’s expense, (b) in accordance with Law, including in a manner that does not compromise any personal information of any Transferred Employee, (c) under the supervision of the Buyer’s personnel, respectively, and (d) in such manner as to maintain confidentiality and not to interfere with the normal operations of the businesses of the Buyer.  The Buyer has no obligation to make available any records if making such records available would (x) jeopardize any attorney-client or other legal privilege or (y) potentially cause the Buyer to be found in contravention of any applicable Law or contravene any fiduciary duty or agreement (including any confidentiality agreement to which the Buyer or any of its Affiliates is a party), it being understood that the Buyer shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to Seller to occur without so jeopardizing privilege or contravening such Law, duty or agreement.  In the event the Buyer wishes to destroy such records before that time, it shall first give thirty (30) days prior written notice to the Seller or any successor to the Seller including but not limited to any Chapter 7 trustee, liquidating trustee or official committee of unsecured creditors, if such party remains active in the winding down of the Seller’s estate, and such other party which shall have the right at its option and expense, upon prior written notice given to Buyer within such thirty (30) day period, to take possession of the records within thirty (30) days after the date of such notice.  The Buyer acknowledges and agrees that upon the Closing, the Seller intends to wind-down its operations and, to the extent that the Buyer consummates the transactions contemplated by this Agreement, the Buyer will pay for the reasonable storage costs for such records.

8.8 Publicity.  Neither the Seller nor the Buyer shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party or parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Buyer or the Seller, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement; provided that the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

8.9 Use of Name.  The Seller hereby agrees that upon the consummation of the transactions contemplated hereby, the Buyer shall have the right to the use of the name “Ambient Corporation” or similar names or any Marks containing or comprising the foregoing, including without limitation “Ambient” or any other word, name or Mark confusingly similar thereto owned or licensed by Seller prior to the Closing, including the Marks identified on Schedule 2.1(c)(iii), and the Seller shall not and shall not permit any Affiliate of the Seller, directly or indirectly, to use such name, Mark or any variation, simulation, derivation, translation, modification or alteration thereof.

8.10 Certain Payments Received from Third Parties.  To the extent that, after the Closing Date, any Seller or its Affiliates receives any payment that is for the account of the Buyer according to the terms of this Agreement or any agreement contemplated herein or relates primarily to a Purchased Asset, the Seller shall, and shall cause its Affiliates to, promptly deliver such amount to the Buyer in the form received.  Notwithstanding the foregoing, each party hereto hereby undertakes to use its reasonable commercial efforts to direct or forward all bills, invoices or like instruments to the appropriate party.

8.11 Non-Assignable Assets

(a) To the extent that any Purchased Asset is not capable of being assigned under Section 365 of the Bankruptcy Code (or, if inapplicable, pursuant to other applicable Laws or the terms of such Purchased Contract) to the Buyer at the Closing without the consent of the counterparty or any third party (including a Governmental Body), and such consent cannot be obtained (collectively, the “Non-Assignable Assets”), the Seller will use its reasonable commercial efforts to (i) cooperate with the Buyer in connection with any commercially reasonable arrangement to provide the Buyer the same interest, benefits and rights under or related to any such Non-Assignable Assets as the applicable Seller had immediately prior to the Closing, including entering into one or more mutually agreed commercially reasonable subcontract agreements, (ii) facilitate the Buyer’s negotiation with the other party to, or a third party for whom consent is required from, each Non-Assignable Asset, and (iii) enforce for the benefit of the Buyer any and all rights of the applicable Seller arising under or in connection with such Non-Assignable Asset against the other parties thereto and/or any other Person (including the right to elect to terminate in accordance with the terms thereof on the advice of the Buyer).  Any Non-Assignable Asset shall, when assigned, constitute a Purchased Asset hereunder for all purposes from and after such date.

(b) For the purposes of this Agreement (including Section 8.11(a)) and all representations and warranties of the Seller contained herein), the Seller shall be deemed to have obtained all required consents in respect of the assignment of any Purchased Asset if, and to the extent that, pursuant to the Sale Order, the Seller is authorized to assume and assign to the Buyer such Purchased Asset pursuant to Section 365 of the Bankruptcy Code and any applicable Cure Amount has been satisfied as provided in Section 2.5.

8.12 Insurance. The Seller shall either maintain or purchase such insurance or Extended Reporting Periods (including with respect to Errors & Omissions/Professional Liability coverage, Directors & Officers coverage and Fiduciary Liability and Employment Practices coverage) as the Buyer may request prior to the Closing, in each case naming the Buyer and its Affiliates as Named Insureds; provided, however, that, other than with respect to the maintenance of the Seller’s existing primary Directors & Officers coverage as described on Schedule 8.12 or the purchase of an Extended Reporting Tail for that policy for three (3) years from the Closing Date with the same terms and conditions as the existing coverage under that policy (for which the Seller shall pay all amounts in respect thereof), the Buyer hereby agrees to pay all amounts in respect of any insurance maintained or purchased by the Seller pursuant to this Section 8.12 to the extent such amounts are not contemplated by the DIP Budget. For coverages that are continued, a Certificate of Insurance evidencing such coverages shall be provided by the Seller to the Buyer on each renewal date of such coverage.  If Extended Reporting Periods are purchased, proof of payment and a copy of the extension or endorsement from the Seller’s insurance broker or insurance carrier must be provided to the Buyer within ten (10) days of the Closing Date.  Notwithstanding anything to the contrary contained herein, in the event that the Seller fails to pay any amounts required to be paid by the Seller pursuant to this Section 8.12 prior to the Closing, such amounts will be withheld from the Purchase Price otherwise payable to the Seller pursuant to Section 3.1(b) and shall instead be wired directly to the appropriate broker or insurance provider in respect of such coverages or wired to a separate escrow account to be disbursed immediately following the Closing to pay amounts due by the Seller pursuant to this Section 8.12.

ARTICLE IX
EMPLOYEES AND EMPLOYEE BENEFITS

9.1 Employment.

(a) Except as otherwise provided herein, at any time after the date hereof and prior to or after the Closing, the Buyer shall be permitted to offer employment to any employees of Seller or ACEL (“Business Employees”) but only in connection with the Buyer’s consummation of the Buyer’s purchase of the Purchased Assets under this Agreement.  Prior to the Closing, the Buyer shall make offers of employment to the Business Employees set forth on Schedule 9.1, including those designated as “Key Employees” on such schedule (the “Key Employees”) and the Buyer will confirm the names of such offerees, and that offers were made thereto, within thirty (30) days following the date of commencement of the Chapter 11 Case, it being understood and agreed that the offers made to the Key Employees indicated with an asterisk on Schedule 9.1 will not require acceptance before the Sale Order is entered and all other offers may require acceptance within three days after the making of such offer or such longer period as the Buyer may determine in its sole discretion.  With respect to those Business Employees to whom the Buyer offers employment pursuant to the preceding sentence, except with respect to those employees indicated with an asterisk on Schedule 9.1, such offers of employment shall provide for a level of compensation and employee benefits substantially similar in the aggregate to the level of compensation and employee benefits provided to each such Business Employee immediately prior to the Closing Date, excluding pension, retiree medical, equity-based compensation, retention bonuses, and change-in-control benefits, and shall provide that the Business Employees shall not be required to relocate outside the greater Boston, Massachusetts area within one year of the Closing Date.  Those individuals who accept such offer and commence employment with the Buyer are referred to herein as the “Transferred Employees.”  Subject to applicable Laws, the Buyer shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).  Nothing herein shall be construed as an offer of employment on other than an employee-at-will basis.  The Buyer may condition its offer to each Key Employee on such Key Employee’s execution of a non-solicitation agreement and an acceptance to offer letter consistent with the forms previously provided by the Buyer to the Seller (such agreements, the “Key Employee Agreements”).

(b) To the extent permitted by applicable Law, from time to time following the Closing, the Seller shall make available to the Buyer such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for the Buyer to transition such employees into the Buyer’s records.

ARTICLE X
CONDITIONS TO CLOSING

10.1 Conditions Precedent to Obligations of the Buyer.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Buyer in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of the Seller set forth in this Agreement shall be true and correct (without giving effect to any “materiality” or “Material Adverse Event” or similar qualifies set forth therein) as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except to the extent that such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for breaches or inaccuracies of representations or warranties that do not constitute or would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Event, and the Buyer shall have received a certificate signed by an authorized officer of the Seller (in form and substance reasonably satisfactory to the Buyer), dated the Closing Date, to such effect;

(b) The Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and the Buyer shall have received a certificate signed by an authorized officer of the Seller (in form and substance reasonably satisfactory to the Buyer), dated the Closing Date, to such effect;

(c) There shall not have been or occurred any event, change, occurrence or circumstance individually or in the aggregate that has had or which could reasonably be expected to constitute a Material Adverse Event since the Financial Statement Date, and the Buyer shall have received a certificate signed by an authorized officer of the Seller (in form and substance reasonably satisfactory to the Buyer), dated the Closing Date, to such effect;

(d) The Seller shall have obtained all consents, waivers and approvals referred to in Section 5.3(b) hereof in a form satisfactory to the Buyer;

(e) Buyer shall have received an assignment at Closing of all of the Seller’s rights in each of the Purchased Contracts in form and substance acceptable to the Buyer in their discretion;

(f) (i) All of the Key Employees set forth on Schedule 10.1(f)(i) shall have executed Key Employee Agreements and such Key Employee Agreements shall be in full force and effect and shall not have been repudiated; (ii) at least seven (7) of the Key Employees set forth on Schedule 10.1(f)(ii) shall have executed Key Employee Agreements and such Key Employee Agreements shall be in full force and effect and shall not have been repudiated; and (iii) at least 90% of the Business Employees set forth on Schedule 9.1 (other than the Key Employees) shall have accepted employment with the Buyer or one of its Affiliates pursuant to employment offer letters entered into following the date of this Agreement and shall not have repudiated such acceptance as of the Closing Date;

(g) The CFIUS Approval shall have been obtained;

(h) The Duke Energy Agreement shall be in full force and effect, Duke Energy shall not have adversely modified or decreased materially its purchases from the Business since the date hereof or threatened to cancel or otherwise terminate its relationship with the Business or materially and adversely modify or decrease materially its purchases from the Business and the source code subject to a technology escrow under the terms of the Duke Energy Agreement shall not have been released (and Duke shall not, to the Knowledge of Seller, have initiated or threatened to initiate the release of such source code), and the Buyer shall have received a certificate signed by an authorized officer of the Seller (in form and substance reasonably satisfactory to the Buyer), dated as of the Closing Date, to such effect;

(i) There shall not have occurred any default or event of default under the DIP Facility and the Buyer shall have received a certificate signed by an authorized officer of the Seller (in form and substance reasonably satisfactory to the Buyer), dated as of the Closing Date, to such effect; and

(j) All of the Purchased Contracts shall be assigned to the Buyer upon the Closing.

10.2 Conditions Precedent to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable law):

(a) The representations and warranties of the Buyer set forth in this Agreement shall be true and correct (without giving effect to any “materiality” or “Material Adverse Event” or similar qualifiers set forth therein) as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except to the extent that such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for breaches or inaccuracies of representations or warranties that do not constitute or would not reasonably be expected to constitute, individually or in the aggregate, an event that results in a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement, and the Seller shall have received a certificate signed by an authorized officer of the Buyer (in form and substance reasonably satisfactory to the Seller), dated the Closing Date, to such effect; and

(b) The Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date, and the Seller shall have received a certificate signed by an authorized officer of the Buyer (in form and substance reasonably satisfactory to the Seller), dated the Closing Date, to such effect.

10.3 Conditions Precedent to Obligations of the Buyer and the Seller.  The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Buyer and the Seller in whole or in part to the extent permitted by applicable Law):

(a) no Legal Proceedings over which the Bankruptcy Court has jurisdiction under 28 U.S.C. § 157(b) and (c) shall have been instituted or threatened seeking to restrain or prohibit the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(b) the Bankruptcy Court shall have entered the Sale Order approving the Buyer as the “Buyer” thereunder, and such Sale Order shall have become a final order, with any stay period applicable to the Sale Order shall have expired or shall have been waived by the Bankruptcy Court; and

(c) any Governmental Body whose consent is required for consummation of the transactions contemplated hereby shall have issued all consents required for the transactions contemplated hereby, without any unreasonable condition or limitation.

10.4 Frustration of Closing Conditions.  Neither the Seller nor the Buyer may rely on the failure of any condition set forth in Section 10.1, 10.2, or 10.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE XI
SURVIVAL

11.1 Survival of Representations and Warranties.  The (a) representations and warranties of the parties and (b) covenants and agreements of the parties that by their terms are to be performed before Closing, whether contained in this Agreement or in any certificate or other writing delivered in connection herewith, shall not survive the Closing.  The covenants and agreements contained herein that by their terms are to be performed after Closing shall survive the Closing until such agreements are performed, except the covenants, agreements, representations and warranties contained in Article XII shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof).

ARTICLE XII
TAXES

12.1 Transfer Taxes.  The Seller shall (i) be responsible for (and shall indemnify and hold harmless the Buyer against) any and all Liabilities for any sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) to the extent permitted to do so by applicable Law, timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.  The parties will reasonably cooperate to (a) prepare and file any and all required Tax Returns or other necessary documents for or with respect to such Transfer Taxes with any Taxing Authority and (b) minimize any such Transfer Taxes, including with respect to delivery location, and in timely providing each other, as applicable, with resale or exemption certificates and any other documents necessary to satisfy any available exemptions from Transfer Taxes.

12.2 Apportionment of Taxes.  In the case of any Tax period, with respect to any non-income Tax, that includes (but does not end on or before) the Closing Date (a “Straddle Period”), the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be: (A) in the case of Taxes that are imposed on a periodic basis (and not based on invoices, receipts, sales or payments), deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (B) in the case of Taxes not described in (A) (such as Taxes that are imposed in connection with any sale or other transfer or assignment of property, or based on invoices, receipts or payments), deemed equal to the amount that would be payable if the taxable year or period ended and the books closed at the close of the Closing Date.

12.3 Purchase Price Allocation.  Not later than sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a schedule allocating the sum of the total consideration (including the amount of any Assumed Liabilities that are liabilities for income Tax purposes) paid by the Buyer to the Seller under this Agreement among the Purchased Assets and any other items for which the Buyer is paying, in such amounts reasonably determined by the Buyer to be consistent with Section 1060 of the Code, as amended, and the regulations thereunder.

ARTICLE XIII
MISCELLANEOUS

      13.1 Expenses.  Except as otherwise provided in this Agreement, the Seller and the Buyer shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  The Seller may use proceeds from the DIP Facility to pay its expenses if part of an approved budget.

13.2 Remedies.

(a) Specific Performance.  The Seller and the Buyer acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Buyer, and that the Buyer will not have an adequate remedy at law.  Therefore, the obligations of the Seller under this Agreement, including, without limitation, the Seller’s obligation to sell the Purchased Assets to the Buyer, shall be enforceable by a decree of specific performance issued by the Bankruptcy Court, and appropriate injunctive relief may be applied for and granted in connection therewith, without the proof of actual damages and without the necessity of posting any bond.  The foregoing rights to seek relief shall be in addition to all other remedies available to the Buyer at law or in equity as a remedy for any such breach.

(b) Exclusivity of Remedies for Other Breaches.  Except as specifically set forth in this Agreement, including without limitation this Section 13.2, effective as of Closing each party waives any rights and claims it may have against the other, whether in law or in equity, relating to (i) any breach of representation, warranty, covenant or agreement contained herein occurring on or prior to the Closing or (ii) the Purchased Assets or Assumed Liabilities, except that no party shall be deemed to have waived or released any right or claim, in law or in equity, that such party may have against any other party as the result of fraud or willful misrepresentation.  The Buyer and the Seller acknowledge and agree that if this Agreement is terminated for any reason, the provisions of this Section 13.2 shall be the sole and exclusive remedies of the parties hereto for any breach of the representations, warranties, covenants or agreements contained herein.

(c) No Consequential or Indirect Damages.  NOTWITHSTANDING ANYTHING HEREIN PROVIDED TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS REPRESENTATIVES BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR BUSINESS INTERRUPTION, LOSS OF USE, REVENUE OR PROFIT, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT THE BREACHING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.3 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in the Bankruptcy Court; provided, however, that in the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this sentence or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court in the State of Delaware or the federal courts of the United States located in the State of Delaware having competent jurisdiction with respect to any such matter. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 13.7.

13.4 Waiver of Right to Trial by Jury.  Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

13.5 Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

13.6 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State.

13.7 Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Seller, to:

Ambient Corporation
7 Wells Avenue
Newton, Massachusetts 02459
Attention: John J. Joyce
Facsimile: (617) 332-7260

With a copy to (which shall not constitute notice):

Bayard, P.A.
222 Delaware Avenue, Suite 900
PO Box 25130
Wilmington, Delaware 19899
Attention: Charlene Davis, Esq.
         and Justin R. Alberto, Esq.
Facsimile: (302) 658-6395

If to the Buyer, to:

Ericsson Inc.
6300 Legacy Drive
Plano, Texas 75024
Facsimile: (972) 583-1839
Attention: John Moore, Esq.

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Facsimile: 212-757-3990
Attention: Jeffrey D. Marell

13.8 Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.9 Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors (including any trustee appointed in the Chapter 11 Case or if the Chapter 11 Case is converted to a case under Chapter 7 of the Bankruptcy Code) and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Buyer (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Buyer may assign this Agreement and any or all rights or obligations hereunder, in whole or in part (including, without limitation, the Buyer’s rights to purchase the Purchased Assets hereunder), to one or more Affiliates of the Buyer. Upon any such permitted assignment, the references in this Agreement to the Buyer shall also apply to any such assignee unless the context otherwise requires.

13.10 Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, manager, partner, equity holder, Affiliate, agent, attorney or representative of the Buyer or its Affiliates shall have any liability for any obligations or liabilities of the Buyer under this Agreement or the Buyer Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

13.11 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterparty of this Agreement.

(Signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

AMBIENT CORPORATION

By:	/s/ John J. Joyce
Name: John J. Joyce
Title: Chief Executive Officer

ERICSSON INC.

By:	/s/ Pema Agarwal
Name: Pema Agarwal
Title: Business Controller